CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

THE CASTLE GROUP, INC.

I, the undersigned, Motoko Takahashi, Secretary, of The Castle Group, Inc., a Utah corporation (the "Corporation"), do hereby certify:

I

Pursuant to the provisions of Section 16-10a-1003 of the Utah Revised Business Corporation Act, the undersigned Corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

ARTICLE IV

The Corporation is authorized to issue Common Stock and, as approved by the Board of Directors, other classes of equity, as follows:

The Board is authorized to issue a total of twenty million shares of Common Stock, fully diluted, at $0.02 par value, and when issued shall all have unlimited voting rights and be entitled to participate in the net assets of the Corporation on dissolution; and

Other classes of Corporate Equity providing that such issuance does not impact the rights and privileges of the Common shareholders or provide the circumstances by which the total number of issued Common Shares shall exceed the authorized limit.

The Board of Directors has designated as Cumulative Convertible Exchangeable Series "A" Preferred Stock, with the following rights, preferences and privileges:

Series A Convertible Preferred Stock

50,000 shares of $7.50 Cumulative Convertible Exchangeable Series "A" Preferred Stock (the "Preferred Stock").

Face Value of $100.

Redemption Value is Face Value, plus any unpaid and accrued dividends.

Dividends:  $7.50 per annum per share, subject to declaration by the Board of Directors.

Dividend Payment Dates:  July 15 and January 15, commencing July 15, 1999, when, as and if declared by the Board of Directors of the Company.

Conversion: Convertible at any time, unless previously redeemed, into the Company's common stock, par value $0.02 per share (the "Common Stock"), at $3.00 per share of Common Stock, subject to adjustment under certain conditions.

Optional Redemption:  At the Corporation's option, the Preferred Stock will be redeemable, in whole or in part, commencing January 15, 2001 at the redemption price set forth herein plus accrued and unpaid dividends.

Liquidation Preference: $100.00 per share, plus accrued and unpaid dividends.

Voting Rights:  The Preferred Stock will be non-voting.

Ranking:  The Preferred Stock will rank senior to the Corporation's Common Stock with respect to dividends and liquidating distributions and will rank pari passu with or senior to all existing and future preferred stock.

The amendment setting forth rights, privileges and preferences of a class or series of Preferred Stock designated as "Series A Convertible Preferred Stock" was adopted by the Board of Directors and by persons owning a majority of the outstanding voting securities of the Corporation pursuant to Section 16-10a-1003 of the Utah Revised Business Corporation Act, as follows:

The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows, to-wit:

CLASS                                               NUMBER OF SHARES

Common                                                       5,407,031

(b)        The number of shares voted for the amendment to add Cumulative Convertible Exchangeable Series "A" Preferred Stock of the Corporation to Article 4 to the Articles of Incorporation, was 3,365,894, with no opposing and 5,468 abstaining.

IN WITNESS THEREOF, the undersigned officers of the Corporation, certifying that the foregoing is true and correct under penalty of perjury, have set their hands this 2nd day of April, 2000.

                                                                        /s/Motoko Takahashi

                                                                        Motoko Takahashi, Secretary